Exhibit 107

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	6,000,000(3)	$2.19(2)	$13,140,000.00(2)	0.0001102	$1,448.03
Equity	Common Stock, $0.0001 par value per share	Other	500,000(4)	$2.19(2)	$1,095,000.00(2)	0.0001102	$120.67
Total Offering Amounts				-	$14,235,000	-	$1,568.70
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$1,568.70

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of FuelCell Energy, Inc. (the “Registrant”) that become issuable under the FuelCell Energy, Inc. Third Amended and Restated 2018 Omnibus Incentive Plan and the FuelCell Energy, Inc. 2018 Employee Stock Purchase Plan, as amended and restated (collectively, the “Plans”), in accordance with the adjustment and anti-dilution provisions of the Plans.
(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on a per share price of $2.19, the average of the high and low price per share of the Registrant’s common stock on June 23, 2023, as reported on the Nasdaq Global Market.
(3)	Represents additional shares of the Registrant’s common stock issuable under the FuelCell Energy, Inc. Third Amended and Restated 2018 Omnibus Incentive Plan.
(4)	Represents additional shares of the Registrant’s common stock issuable under the FuelCell Energy, Inc. 2018 Employee Stock Purchase Plan, as amended and restated.